                                                                   EXHIBIT 10.32


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                           --------------------------

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                             MEADE INSTRUMENTS CORP.

                     =======================================

                              AMENDED AND RESTATED

                           LOAN AND SECURITY AGREEMENT

                            DATED: AS OF May 27, 1998

                                   $20,000,000

                     =======================================


                     ---------------------------------------

                            FLEET CAPITAL CORPORATION

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

                               TABLE OF CONTENTS



                                                                                          Page

SECTION 1.  CREDIT FACILITY................................................................  1
        1.1    Revolving Credit Loans......................................................  1
               (a)      Loans..............................................................  1
               (b)      Use of Proceeds....................................................  1
        1.2    CapEx Loans.................................................................  2
               (a)      CapEx Loans........................................................  2
               (b)      [Intentionally omitted]............................................  2
        1.3    Letters of Credit; LC Guaranties............................................  2

SECTION 2.  INTEREST, FEES AND CHARGES.....................................................  2
        2.1    Interest....................................................................  2
               (a)      Rates of Interest..................................................  2
               (b)      Default Rate of Interest...........................................  3
               (c)      Maximum Interest...................................................  3
        2.2    Computation of Interest and Fees............................................  3
        2.3    Rate Elections..............................................................  4
        2.4    LIBOR Option................................................................  4
        2.5    Letter of Credit and LC Guaranty Fees.......................................  5
        2.6    Intentionally omitted]......................................................  6
        2.7    [intentionally omitted].....................................................  6
        2.8    Audit and Appraisal Fees....................................................  6
        2.9    Reimbursement of Expenses...................................................  6
        2.10   Bank Charges................................................................  7

SECTION 3.  LOAN ADMINISTRATION............................................................  7
        3.1    Manner of Borrowing Revolving Credit Loans..................................  7
               (a)      Loan Requests......................................................  7
               (b)      Disbursement.......................................................  7
               (c)      Authorization......................................................  8
        3.2    Payments....................................................................  8
               (a)      Principal..........................................................  8
               (b)      Interest...........................................................  8
               (c)      Costs, Fees and Charges............................................  9
               (d)      Other Obligations..................................................  9
        3.3    Mandatory Prepayments.......................................................  9
               (a)      Proceeds of Sale, Loss, Destruction, or Condemnation of Collateral.  9
               (b)      [intentionally omitted]............................................ 10
        3.4    Application of Payments and Collections..................................... 10



                                                                              i.

        3.5    All Loans to Constitute One Obligation...................................... 10
        3.6    Loan Account................................................................ 10
        3.7    Statements of Account....................................................... 10

SECTION 4.  TERM AND TERMINATION........................................................... 10
        4.1    Term of Agreement........................................................... 10
        4.2    Termination................................................................. 11
               (a)      Termination by Lender.............................................. 11
               (b)      Termination by Borrower............................................ 11
               (c)      Termination Charges................................................ 11
               (d)      Effect of Termination.............................................. 11

SECTION 5.  SECURITY INTERESTS............................................................. 12
        5.1    Security Interest in Collateral............................................. 12
        5.2    Lien Perfection; Further Assurances......................................... 12
        5.3    [Intentionally omitted]..................................................... 13

SECTION 6.  COLLATERAL ADMINISTRATION...................................................... 13
        6.1    General..................................................................... 13
               (a)      Location of Collateral............................................. 13
               (b)      Insurance of Collateral............................................ 13
               (c)      Protection of Collateral........................................... 14
        6.2    Administration of Accounts.................................................. 14
               (a)      Records of Accounts................................................ 14
               (b)      [Intentionally omitted]............................................ 14
               (c)      [Intentionally omitted]............................................ 14
               (d)      [Intentionally omitted]............................................ 14
               (e)      [Intentionally omitted]............................................ 14
               (f)      [Intentionally omitted]............................................ 14
        6.3    Administration of Inventory................................................. 14
               (a)      Records and Reports of Inventory................................... 14
               (b)      [Intentionally omitted]............................................ 14
        6.4    Administration of Equipment................................................. 14
               (a)      Records and Schedules of Equipment................................. 14
               (b)      Dispositions of Equipment.......................................... 15
        6.5    Payment of Charges.......................................................... 15
        6.6    Intentionally omitted....................................................... 15

SECTION 7.  REPRESENTATIONS AND WARRANTIES................................................. 15
        7.1    General Representations and Warranties...................................... 15
               (a)      Organization and Qualification..................................... 15
               (b)      Corporate Power and Authority...................................... 15
               (c)      Legally Enforceable Agreement...................................... 16
               (d)      Capital Structure.................................................. 16


                                                                             ii.


               (e)      Corporate Names.................................................... 16
               (f)      Business Locations; Agent for Process.............................. 16
               (g)      Title to Properties; Priority of Liens............................. 17
               (h)      Accounts........................................................... 17
               (i)      Equipment.......................................................... 18
               (j)      Financial Statements; Fiscal Year.................................. 18
               (k)      Full Disclosure.................................................... 18
               (l)      Solvent Financial Condition........................................ 19
               (m)      Surety Obligations................................................. 19
               (n)      Taxes.............................................................. 19
               (o)      Brokers............................................................ 19
               (p)      Patents, Trademarks, Copyrights, and Licenses...................... 19
               (q)      Governmental Consents.............................................. 19
               (r)      Compliance with Laws............................................... 19
               (s)      Restrictions....................................................... 20
               (t)      Litigation......................................................... 20
               (u)      No Defaults........................................................ 20
               (v)      Leases............................................................. 20
               (w)      Pension Plans...................................................... 20
               (x)      Trade Relations.................................................... 21
               (y)      Labor Relations.................................................... 21
               (z)      Inventory.......................................................... 21
               (aa)     ESOP Qualification................................................. 21
               (ab)     ESOP Loan.......................................................... 21
               (ac)     ESOP Trustee and Independent Financial Advisor..................... 21
        7.2    Continuous Nature of Representations and Warranties......................... 21
        7.3    Survival of Representations and Warranties.................................. 22

SECTION 8.  COVENANTS AND CONTINUING AGREEMENTS............................................ 22
        8.1    Affirmative Covenants....................................................... 22
               (a)      Visits and Inspections............................................. 22
               (b)      Notices............................................................ 22
               (c)      Financial Statements............................................... 22
               (d)      Landlord and Storage Agreements.................................... 23
               (e)      [Intentionally omitted]............................................ 24
               (f)      Projections........................................................ 24
        8.2    Negative Covenants.......................................................... 24
               (a)      Mergers; Consolidations; Acquisitions.............................. 24
               (b)      Loans.............................................................. 24
               (c)      Total Indebtedness................................................. 24
               (d)      Affiliate Transactions............................................. 25
               (e)      Limitation on Liens................................................ 25
               (f)      Distributions...................................................... 26
               (g)      Capital Expenditures............................................... 26


                                                                            iii.


               (h)      Disposition of Assets.............................................. 26
               (i)      [Intentionally omitted]............................................ 26
               (j)      Bill-and-Hold Sales, Etc........................................... 26
               (k)      Restricted Investment.............................................. 26
               (l)      Leases............................................................. 27
               (m)      Tax Consolidation.................................................. 27
        8.3    Specific Financial Covenants................................................ 27
               (a)      [intentionally omitted]............................................ 27
               (b)      Profitability...................................................... 27
               (c)      Total Senior Debt Coverage Ratio................................... 28
               (d)      [intentionally omitted]............................................ 28
               (e)      [intentionally omitted]............................................ 28
               (f)      [intentionally omitted]............................................ 28
               (g)      [intentionally omitted]............................................ 28
               (h)      [intentionally omitted]............................................ 28

SECTION 9.  CONDITIONS PRECEDENT TO INITIAL CREDITS........................................ 28
        9.1    Documentation............................................................... 29
        9.2    Other Loan Documents.  Each of the conditions  precedent set forth in the other
               Loan Documents shall have been satisfied.

        9.3    Approvals and Consents...................................................... 29
        9.4    Interim Financial Statements................................................ 29
        9.5    Certified Documents of Borrower............................................. 29
        9.6    Opinion of Counsel.......................................................... 30
        9.7    Projections................................................................. 30

SECTION 9-A.   CONDITIONS PRECEDENT TO ALL LOANS........................................... 30
        9-A.1  No Default.................................................................. 30
        9-A.2  Representations and Warranties.............................................. 30
        9-A.3  No Litigation............................................................... 30

SECTION 10.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT............................. 30
        10.1   Events of Default........................................................... 30
               (a)      Payment of Note.................................................... 31
               (b)      Payment of Other Obligations....................................... 31
               (c)      Misrepresentations................................................. 31
               (d)      Breach of Specific Covenants....................................... 31
               (e)      Breach of Other Covenants.......................................... 31
               (f)      Default Under Security  Documents/Other  Agreements/ ESOP Transactions
                        Documents.......................................................... 31
               (g)      Other Defaults..................................................... 31
               (h)      Uninsured Losses................................................... 32
               (i)      Adverse Changes.................................................... 32



                                                                             iv.


               (j)      Insolvency and Related Proceedings................................. 32
               (k)      Business Disruption................................................ 32
               (l)      Change of Ownership................................................ 32
               (m)      ERISA.............................................................. 32
               (n)      Challenge to Agreement............................................. 33
               (o)      [Intentionally omitted]............................................ 33
               (p)      Criminal Forfeiture................................................ 33
               (q)      Judgments.......................................................... 33
               (r)      ESOP Loan.......................................................... 33
        10.2   Acceleration of the Obligations............................................. 33
        10.3   Other Remedies.............................................................. 33
        10.4   Remedies Cumulative; No Waiver.............................................. 35

SECTION 11.  MISCELLANEOUS................................................................. 35
        11.1   Power of Attorney........................................................... 35
        11.2   Indemnity................................................................... 36
        11.3   Modification of Agreement; Sale of Interest................................. 36
        11.4   Severability................................................................ 37
        11.5   Successors and Assigns...................................................... 37
        11.6   Cumulative Effect; Conflict of Terms........................................ 37
        11.7   Execution in Counterparts................................................... 37
        11.8   Notice...................................................................... 38
        11.9   Lender's Consent............................................................ 39
        11.10  Credit Inquiries............................................................ 39
        11.11  Time of Essence............................................................. 39
        11.12  Entire Agreement............................................................ 39
        11.13  Interpretation.............................................................. 39
        11.14  GOVERNING LAW; CONSENT TO FORUM............................................. 39
        11.15  WAIVERS BY BORROWER......................................................... 40
        11.16  Confidentiality............................................................. 41






                                                                              v.

                              AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT

         THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made as of May 27, 1998, by and between FLEET CAPITAL CORPORATION ("Lender"), a Connecticut corporation, with an office at 15260 Ventura Boulevard, Suite 1200, Sherman Oaks, California 91403 and MEADE INSTRUMENTS CORP. ("Borrower"), a Delaware corporation, with its chief executive office and principal place of business at 6001 Oak Canyon, Irvine, California 92620. Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

         WHEREAS, Borrower and Lender are parties to the Existing Loan Agreement; and

         WHEREAS, Borrower has requested and Lender has agreed to amend and restate the provisions of the Existing Loan Agreement as set forth herein.

         NOW THEREFORE, the parties agree as follows:


SECTION 1. CREDIT FACILITY

               Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lender agrees to make a Total Credit Facility of up to Twenty Million Dollars ($20,000,000) available upon Borrower's request therefor, as follows:

               1.1 Revolving Credit Loans.

               (a) Loans. Lender agrees, for so long as no Default or Event of Default exists and subject to the satisfaction of the applicable conditions precedent set forth in Sections 9 and 9A, to make Revolving Credit Loans to Borrower from time to time, as requested by Borrower in the manner set forth in subsection 3.1(a) hereof, up to a maximum principal amount at any time outstanding equal to the Maximum Revolving Amount at such time minus the LC Amount.

               (b) Use of Proceeds. The Loans shall be used solely for: (1) the refinancing of Borrower's obligations owing under the Existing Loan Agreement, and (2) Borrower's general operating capital needs, in a manner consistent with the provisions of this Agreement and all applicable laws.

               1.2 CapEx Loans.

               (a) CapEx Loans. Lender agrees, for so long as no Default or Event of Default exists, to make Loans ("CapEx Loans") to Borrower from time to time from and after the Closing Date through the date that is 60 days prior to the Original Term (or the applicable Renewal Term) to finance Borrower's making of Capital Expenditures for use in its business. Each CapEx Loan shall be in a principal amount of $500,000, or more, shall be secured by all of the Collateral and shall be evidenced by a CapEx Note, which CapEx Note shall specify the rate of interest and the repayment terms applicable to such CapEx Loan. The principal amount of CapEx Loans to be made by Lender hereunder shall not exceed, in the aggregate, $5,000,000.

               (b) [Intentionally omitted]

               1.3 Letters of Credit; LC Guaranties. Lender agrees, for so long as no Default or Event of Default exists and subject to the satisfaction of the applicable conditions precedent set forth in Sections 9 and 9A, and if requested by Borrower, to (a) issue its, or cause to be issued its Affiliate's, documentary Letters of Credit for the account of Borrower or (b) execute LC Guaranties by which Lender shall guaranty the payment or performance by Borrower of its reimbursement obligations with respect to documentary letters of credit issued for Borrower's account by other Persons, provided that the LC Amount at any time shall not exceed the lesser of (a) Three Million Dollars ($3,000,000), and (b) the Maximum Revolving Amount minus the then aggregate outstanding principal amount of Revolving Credit Loans. The parties agree that any Letters of Credit or LC Guaranties outstanding under the Existing Loan Agreement automatically shall be deemed to be outstanding under this Agreement as of the Closing Date. No Letter of Credit or LC Guarantee may have an expiration date that is after the last day of the Original Term or the then applicable Renewal Term. Any amounts paid by Lender under any LC Guaranty or in connection with any Letter of Credit shall be treated as Revolving Credit Loans, shall be secured by all of the Collateral, and shall bear interest and be payable at the same rate and in the same manner as Revolving Credit Loans.

SECTION 2. INTEREST, FEES AND CHARGES

               2.1 Interest.

               (a) Rates of Interest.

                     (a) CapEx Loans. Interest shall accrue on the CapEx Loans
               in accordance with the terms of the CapEx Notes.

                     (b) Revolving Credit Loans. During all times that a Base
               Rate Election is in effect, interest shall accrue on the principal amount of the Base Rate Revolving Credit Portion outstanding at the end of each day at a fluctuating rate per annum equal to the Base Rate. The

                                                                              2.

               rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. During all times that a LIBOR Rate Election is in effect, interest shall accrue on the principal amount of the LIBOR Revolving Credit Portions outstanding at the end of each day at a rate per annum equal to one and three-quarters percent (1-3/4%) plus the LIBOR Rate applicable to the relevant LIBOR Revolving Credit Portion for the corresponding LIBOR Period; provided, however, that the foregoing rate of interest shall be decreased (such decrease to occur permanentally, but only once) by one-quarter of one percent (1/4%) if no Default or Event of Default exists and if Borrower's annual audited financial statements for any fiscal year ended after the date hereof and delivered to Lender pursuant to subsection 8.1(c)(i) indicate that Borrower achieved $8,000,000, or more, of EBITDA for the fiscal year for which such statements were issued.

               (b) Default Rate of Interest. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest at a rate per annum equal to two percent (2%) above the interest rate otherwise applicable thereto (the "Default Rate").

               (c) Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the CapEx Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the CapEx Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any provisions of this Agreement or the CapEx Notes are in contravention of any such law, such provisions shall be deemed amended to conform thereto.

               2.2 Computation of Interest and Fees. Interest, Letter of Credit and LC Guaranty fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of three hundred sixty (360) days. For the purpose of computing interest hereunder, all items of payment received by Lender shall be deemed applied by Lender on account of the Obligations (subject to final payment of such items) on the first Business Day after receipt by Lender of such items in Lender's account located at Harris Bank in Chicago, Illinois or such other account as Lender may designate by written notice to Borrower.

               2.3 Rate Elections. Unless a LIBOR Rate Election is in effect, Borrower shall be deemed to have made an effective Base Rate Election.

               2.4 LIBOR Option.


                                                                              3.

                     (a) Upon the conditions that: (i) Lender shall have
               received a LIBOR Request from Borrower at least 3 Business Days prior to the first day of the LIBOR Period requested, (ii) there shall have occurred no change in applicable law which would make it unlawful for Lender to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market, (iii) as of the date of the LIBOR Request and the first day of the LIBOR Period, there shall exist no Default or Event of Default, (iv) Lender is able to determine the LIBOR Rate in respect of the requested LIBOR Period or Lender is able to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market in the applicable amounts and for the requested LIBOR Period, and (v) as of the first date of the LIBOR Period, there are no more than 6 outstanding LIBOR Portions, including the LIBOR Portion being requested; then interest on the LIBOR Revolving Credit Portion and/or the LIBOR CapEx Portion requested during the LIBOR Period requested will be based on the applicable LIBOR Rate.

                     (b) Each LIBOR Request shall be irrevocable and binding on
               Borrower. Borrower shall indemnify Lender for any loss, penalty, or expense incurred by Lender due to failure on the part of Borrower to fulfill, on or before the date specified in any LIBOR Request, the applicable conditions set forth in this Agreement or due to the prepayment of the applicable LIBOR Revolving Credit Portion or LIBOR CapEx Portion prior to the last day of the applicable LIBOR Period, including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by Lender to fund or maintain the requested LIBOR Revolving Credit Portion and/or LIBOR CapEx Portion.

                     (c) If any Legal Requirement shall (i) make it unlawful for
               Lender to fund through the purchase of U.S. dollar deposits any LIBOR Revolving Credit Portion or LIBOR CapEx Portion, or otherwise give effect to its obligations as contemplated under this subsection 2.4, or (ii) shall impose on Lender any costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of Lender which includes deposits by reference to which the LIBOR Rate is determined as provided herein or a category of extensions of credit or other assets of Lender which includes any LIBOR Revolving Credit Portion or LIBOR CapEx Portion, or (iii) shall impose on Lender any restrictions on the amount of such a category of liabilities or assets which Lender may hold, then, in each such case, Lender may, by notice thereof to Borrower, terminate the

                                                                              4.

               LIBOR Election. Any LIBOR Revolving Credit Portion and/or any LIBOR CapEx Portion subject thereto shall immediately bear interest thereafter at the rate and in the manner provided for Base Rate Portions pursuant hereto. Borrower shall indemnify Lender against any loss, penalty, or expense incurred by Lender due to liquidation or redeployment of deposits or other funds acquired by Lender to fund or maintain any LIBOR Revolving Credit Portion and/or LIBOR CapEx Portion that is terminated hereunder.

                     (d) Lender shall receive payments of amounts of principal
               and interest (i) on the Revolving Credit Loans with respect to the LIBOR Revolving Credit Portions, and (ii) on the CapEx Notes with respect to the LIBOR CapEx Portions, in each case, free and clear of, and without deduction for, any Taxes. If (y) Lender shall be subject to any Tax in respect of any LIBOR Revolving Credit Portion or LIBOR CapEx Portion, or any part thereof or,
               (z) Borrower shall be required to withhold or deduct any Tax from any such amount, the LIBOR Rate applicable to such LIBOR Revolving Credit Portion or LIBOR CapEx Portion shall be adjusted by Lender to reflect all additional costs incurred by Lender in connection with the payment by Lender or the withholding by Borrower of such Tax and Borrower shall provide Lender with a statement detailing the amount of any such Tax actually paid by Borrower. Determination by Lender of the amount of such costs shall, in the absence of manifest error, be conclusive. If after any such adjustment any part of any Tax paid by Lender is subsequently recovered by Lender, Lender shall reimburse Borrower to the extent of the amount so recovered. A certificate of an officer of Lender setting forth the amount of such recovery and the basis therefore shall, in the absence of manifest error, be conclusive.

               2.5 Letter of Credit and LC Guaranty Fees. Borrower shall pay to
Lender:

                     (a) [Intentionally omitted]

                     (b) for documentary Letters of Credit and LC Guaranties of documentary Letters of Credit, a fee equal to one-half of one percent (0.50%) per annum of the face amount of each such Letter of Credit or LC Guaranty, payable in arrears on the first day of each month based on the amount available for drawing under such Letter of Credit or LC Guaranty plus the normal and customary charges associated with the issuance and administration of each such Letter of Credit or LC Guaranty (which charges shall be fully earned upon issuance, renewal or extension (as the case may be) of each such Letter of Credit or LC Guaranty).

                                                                              5.

               2.6 [Intentionally omitted].

               2.7 [Intentionally omitted].

               2.8 Audit and Appraisal Fees. Borrower shall pay to Lender all reasonable out-of-pocket costs and expenses incurred by Lender in connection with audits and appraisals of Borrower's books and records of or relating to the Collateral, plus all fees and expenses incurred by Lender in connection with any appraisals of the Collateral commissioned by Lender and performed by third party appraisers. All such fees, costs, and expenses shall be payable on the first day of the month following the date of issuance by Lender of a request for payment thereof to Borrower.

               2.9 Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, Lender incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (a) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents; (b) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrower's affairs; (d) any attempt to enforce any rights of Lender against Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (e) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such reasonable legal and accounting expenses, other costs and out of pocket expenses of Lender shall be charged to Borrower. All amounts chargeable to Borrower under this subsection 2.9 shall be Obligations secured by all of the Collateral, shall be payable on demand to Lender, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Revolving Credit Loans from time to time. Borrower also shall reimburse Lender for expenses incurred by Lender in its administration of the Collateral to the extent and in the manner provided in Section 6 hereof.

               2.10 Bank Charges. Borrower shall pay to Lender, on demand, any and all fees, costs or expenses which Lender pays to a bank or other similar institution arising out of or in connection with (a) the forwarding by Lender to Borrower or any other Person on behalf of Borrower of proceeds of loans made by Lender to Borrower pursuant to this Agreement and (b) the depositing by Lender for collection of any check or item of payment received by or delivered to Lender on account of the Obligations.


                                                                              6.

SECTION 3. LOAN ADMINISTRATION

               3.1 Manner of Borrowing Revolving Credit Loans. Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

               (a) Loan Requests. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower may give Lender notice of its intention to borrow, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date, no later than 11:00 a.m. (Los Angeles time) on the proposed borrowing date, provided, however, that no such request may be made at a time when the conditions precedent set forth in Section 9A are not satisfied; and (ii) the becoming due of any amount required to be paid under this Agreement or the CapEx Notes, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation. As an accommodation to Borrower, Lender may permit telephonic requests for loans and electronic transmittal of instructions, authorizations, agreements or reports to Lender by Borrower. Unless Borrower specifically directs Lender in writing not to accept or act upon telephonic or electronic communications from Borrower, Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender's honoring of any requests, execution of any instructions, authorizations or agreements, or reliance on any reports communicated to it telephonically or electronically and believed in good faith by Lender to have been sent to Lender by Borrower, and Lender shall have no duty to verify the origin of any such communication or the authority of the person sending it (other than the employment of any standard verification methods used in the ordinary course of business by Lender).

               (b) Disbursement. Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, pursuant to this subsection 3.1 as follows: (a) the proceeds of each Revolving Credit Loan requested under subsection 3.1(a)(i) shall be disbursed by Lender in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrower and Lender from time to time or elsewhere if pursuant to a written direction from Borrower; and (b) the proceeds of each Revolving Credit Loan requested under subsection 3.1(a)(ii) shall be disbursed by Lender by way of direct payment of the relevant interest or other Obligation.

               (c) Authorization. Borrower hereby irrevocably authorizes Lender, in Lender's sole discretion, to advance to Borrower, and to charge to Borrower's Loan Account hereunder as a Revolving Credit Loan, a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month and to pay all costs, fees, and expenses at any time owed by Borrower to Lender hereunder.


                                                                              7.

               3.2 Payments. Except where evidenced by notes or other instruments issued or made by Borrower to Lender (and accepted by Lender) specifically containing payment provisions which are in conflict with this subsection 3.2 (in which event the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:

               (a) Principal. Principal payable on account of Revolving Credit Loans shall be payable by Borrower to Lender immediately upon the earliest of:
(i) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations; and (ii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that if an Overadvance shall exist at any time, Borrower shall, on demand, repay the Overadvance.

               (b) Interest.

                     (i) Base Rate Revolving Credit Portion. Interest accrued on
               Base Rate Revolving Credit Portions shall be due and payable on the earliest of (A) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (B) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations, or (C) termination of this Agreement pursuant to Section 4 hereof.

                     (ii) LIBOR Revolving Credit Portion. Interest accrued on
               each LIBOR Revolving Credit Portion shall be due and payable on the earliest of (i) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (ii) the last day of the LIBOR Period applicable to such LIBOR Revolving Credit Portion, (iii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations, or (iv) termination of this Agreement pursuant to Section 4 hereof.

               (c) Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrower as and when provided in
Section 2 hereof, to Lender or to any other Person designated by Lender in writing.

               (d) Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrower to Lender as and when provided in this Agreement, the Other Agreements or the Security Documents, or, if not so specified, shall be charged to Borrower's Loan Account hereunder as a Revolving Credit Loan.


                                                                              8.

               3.3 Mandatory Prepayments.

               (a) Proceeds of Sale, Loss, Destruction, or Condemnation of Collateral. Except as provided in subsection 6.4(b) hereof or except as provided in the paragraph immediately following this paragraph, if Borrower sells any of the Equipment, or if any of the Collateral is lost or destroyed or taken by condemnation, Borrower shall pay to Lender, unless otherwise agreed by Lender, as and when received by Borrower and as a mandatory prepayment of the CapEx Loans, a sum equal to the proceeds (including insurance payments) received by Borrower from such sale, loss, destruction, or condemnation.

               If Borrower so elects, it may cause Lender to disburse any monies actually received by Lender pursuant to the foregoing paragraph, but Lender only shall be obligated to disburse such money for the repair, replacement, or restoration of the Equipment or other Collateral that has been damaged, if all of the following conditions are satisfied: (a) no Event of Default has occurred and is continuing or would result from the disbursement or application of such monies; (b) Borrower has cash, cash equivalents (items (iv) through (ix) of Restricted Investments), unused Revolving Credit Loan availability, and/or business interruption insurance proceeds in amounts sufficient, in Lender's reasonable judgment, to ensure that Borrower will be able to make payment as and when due of each of its direct Obligations that will be payable during the period of such repair, replacement, or restoration; (c) Lender is reasonably satisfied that the amount of such cash, cash equivalents, Revolving Credit Loan availability, and/or insurance proceeds will be sufficient fully to repair, replace, or restore the subject Equipment or other Collateral; (d) all construction and completion of the repair, replacement, or restoration shall be effected with reasonable promptness and shall be of a value (the "Replaced Value") (i) at least equal to the value (the "Destroyed Value") of such items of Property destroyed or condemned prior to such destruction or condemnation, or
(ii) of a value less than the Destroyed Value, so long as the difference between the Destroyed Value and the Replaced Value is applied to the repayment of the Obligations in such order as Lender shall deem appropriate; and (e) all monies paid by Borrower to Lender may be commingled with other funds of Lender and will not bear interest pending disbursement hereunder.

               (b) [intentionally omitted].

               3.4 Application of Payments and Collections. Borrower does hereby irrevocably agree that, subject to subsection 3.2(a)(i), after the occurrence and during the continuation of an Event of Default, Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Lender or its agent against the Obligations, in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records. If, as the result of collections of Accounts as authorized by subsection 6.2(f) hereof, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Default or Event of Default exists. Such credit balance shall not be applied or be deemed to have


                                                                              9.

been applied as a prepayment of the CapEx Loans, except that Lender may, at its option, offset such credit balance against any of the Obligations upon and after the occurrence of an Event of Default.

               3.5 All Loans to Constitue One Obligation. The Loans shall constitute one general Obligation of Borrower, and shall be secured by Lender's Lien upon all of the Collateral.

               3.6 Loan Account. Lender shall enter all Loans as debits to the Loan Account and also shall record in the Loan Account all payments made by Borrower on any Obligations and all proceeds of Collateral which are finally paid to Lender, and may record therein, in accordance with customary accounting practices, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower.

               3.7 Statements of Account. Lender will account to Borrower monthly with a statement of Loans, charges, and payments made pursuant to this Agreement, and such account rendered by Lender shall be deemed final, binding and conclusive upon Borrower unless Lender is notified by Borrower in writing to the contrary within thirty (30) days of the date each accounting is mailed to Borrower. Such notice only shall be deemed an objection to those items specifically objected to therein.

SECTION 4. TERM AND TERMINATION

               4.1 Term of Agreement. Subject to Lender's right to cease making Loans to Borrower upon or after the occurrence of any Default or Event of Default, this Agreement shall be in effect for a period from the date hereof through and including April 23, 2001 (the "Original Term"), and this Agreement automatically shall renew itself for one-year periods thereafter (the "Renewal Terms"), unless terminated as provided in subsection 4.2 hereof.

               4.2 Termination.

               (a) Termination by Lender. Upon at least sixty (60) days prior written notice to Borrower, Lender may terminate this Agreement as of the last day of the Original Term or the then current Renewal Term, and Lender may terminate this Agreement without notice upon or after the occurrence of an Event of Default.

               (b) Termination by Borrower. Upon at least sixty (60) days prior written notice to Lender, Borrower may, at its option, terminate this Agreement; provided, however, no such termination shall be effective until Borrower has paid all of the Obligations in immediately available funds and all Letters of Credit and LC Guaranties have expired or have been cash collateralized to Lender's satisfaction. Any notice of termination given by Borrower shall be irrevocable unless Lender otherwise agrees in writing, and Lender shall have no obligation to make any Loans or issue or procure any Letters of Credit or LC

                                                                             10.

Guaranties on or after the termination date stated in such notice. Borrower may elect to terminate this Agreement in its entirety only. Unless otherwise agreed to by Lender, no section of this Agreement or type of Loan available hereunder may be terminated singly.

               (c) Termination Charges. At the effective date of termination of this Agreement for any reason, Borrower shall pay to Lender (in addition to the then outstanding principal, accrued interest, and other charges owing under the terms of this Agreement and any of the other Loan Documents) as liquidated damages for the loss of the bargain and not as a penalty, an amount ("Early Termination Charge") equal to: (i) 1% of the Total Credit Facility if termination occurs up to and including April 23, 1998; (ii) 1/2% of the Total Credit Facility if termination occurs during on or after April 24, 1998 and up to and including April 23, 1999; and (c) -0- if thereafter; provided, however, that, if such termination occurs as a proximate result of: (y) the application of the proceeds from a public offering of equity securities by Borrower, so long as thereafter Lender continues to be the primary senior secured lender to Borrower, or (z) a prepayment required under subsection 3.3(b) hereof, the Early Termination Charge shall be zero (-0-). If termination occurs at any time after April 24, 1999, no termination charge shall be payable.

               (d) Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Loan Documents shall survive any such termination and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has paid the Obligations to Lender, in full, in immediately available funds, together with the applicable Early Termination Charge, if any. Notwithstanding the payment in full of the Obligations, Lender shall not be required to terminate its security interests in the Collateral unless, with respect to any loss or damage Lender may incur as a result of dishonored checks or other items of payment received by Lender from Borrower or any Account Debtor and applied to the Obligations, Lender shall, at its option,
(i) have received a written agreement, executed by Borrower and by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage; or
(ii) have retained such monetary reserves and Liens on the Collateral for such period of time as Lender, in its reasonable discretion, may deem necessary to protect Lender from any such loss or damage.

SECTION 5. SECURITY INTERESTS

               5.1 Security Interest in Collateral. To secure the prompt payment and performance to Lender of the Obligations, Borrower hereby grants to Lender a continuing Lien upon all of Borrower's assets, including all of the following Property and interests in Property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:


                                                                             11.

                     (a) Accounts;

                     (b) Inventory;

                     (c) Equipment;

                     (d) General Intangibles;

                     (e) All monies and other Property of any kind now or at any time or times hereafter in the possession or under the control of Lender or a bailee or Affiliate of Lender;

                     (f) All accessions to, substitutions for and all
               replacements, products and cash and non-cash proceeds of (a) through (e) above, including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral; and

                     (g) All books and records (including, without limitation,
               customer lists, credit files, computer programs, print-outs, and other computer materials and records) of Borrower pertaining to any of (a) through (f) above.

               5.2 Lien Perfection; Further Assurances. Borrower shall execute such UCC-1 financing statements as are required by the Code and such other instruments, assignments or documents as are necessary to perfect Lender's Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Lender's Lien upon the Collateral. Unless prohibited by applicable law, Borrower hereby authorizes Lender to execute and file any such financing statement on Borrower's behalf. The parties agree that a carbon, photographic, or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Lender's request, Borrower also shall promptly execute or cause to be executed and shall deliver to Lender any and all documents, instruments, and agreements deemed necessary by Lender to give effect to or carry out the terms or intent of the Loan Documents.

               5.3 [Intentionally omitted]

SECTION 6. COLLATERAL ADMINISTRATION

               6.1 General.

               (a) Location of Collateral. All Collateral, other than Inventory in transit and motor vehicles, will at all times be kept by Borrower at one or more of the business locations set forth in Exhibit 6.1.1 hereto and shall not, without the prior written


                                                                             12.

approval of Lender, be moved therefrom except, prior to an Event of Default and Lender's acceleration of the maturity of the Obligations in consequence thereof, for (i) sales of Inventory in the ordinary course of business; and (ii) removals in connection with dispositions of Equipment that are authorized by subsection 6.4(b) hereof.

               (b) Insurance of Collateral. Borrower shall maintain and pay for insurance upon all Collateral wherever located and with respect to Borrower's business, covering casualty, hazard, public liability, and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Lender. Borrower shall deliver the originals of such policies to Lender with 438 BFU lender's loss payable endorsements or other satisfactory lender's loss payable endorsements, naming Lender as sole loss payee and additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of Borrower or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If Borrower fails to provide and pay for such insurance, Lender may, at its option, but shall not be required to, procure the same and charge Borrower therefor. Borrower agrees to deliver to Lender, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

               (c) Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining, and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrower. If Borrower fails to promptly pay any portion thereof when due, Lender may, at its option, but shall not be required to, pay the same and charge Borrower therefor. Lender shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Lender's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrower's sole risk.

               6.2 Administration of Accounts.

               (a) Records of Accounts. Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon.

               (b) [Intentionally omitted].

               (c) [Intentionally omitted]

               (d) [Intentionally omitted]



                                                                             13.

               (e) [Intentionally omitted].

               (f) [Intentionally omitted].

               6.3 Administration of Inventory.

               (a) Records and Reports of Inventory. Borrower shall keep accurate and complete records of its Inventory.

               (b) [Intentionally omitted].

               6.4 Administration of Equipment.

               (a) Records and Schedules of Equipment. Borrower shall keep accurate records itemizing and describing the kind, type, quality, quantity, and value of its Equipment and all dispositions made in accordance with subsection 6.4(b) hereof, and shall furnish Lender with a current schedule containing the foregoing information if requested by Lender. Immediately on request therefor by Lender, Borrower shall deliver to Lender any and all certificates of title with respect to that portion of the Equipment that is subject to certificates of title.

               (b) Dispositions of Equipment. Borrower will not sell, lease, or otherwise dispose of or transfer any of the Equipment or any part thereof without the prior written consent of Lender; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists, to (i) dispositions of Equipment which, in the aggregate during any consecutive twelve-month period, has a fair market value or book value, whichever is less, of $200,000, or less, or (ii) dispositions of Equipment that is substantially worn, damaged, or obsolete and that is replaced with Equipment of like kind, function, and value, provided that the replacement Equipment shall be purchased or ordered within thirty (30) days of any disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens, and Borrower shall have given Lender prior written notice of such disposition.

               6.5 Payment of Charges. All amounts chargeable to Borrower under
Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand, and shall bear interest from the date such advance was made until paid in full at the rate applicable to Revolving Credit Loans from time to time.

               6.6 [Intentionally omitted].

SECTION 7. REPRESENTATIONS AND WARRANTIES

               7.1 General Representations and Warranties. To induce Lender to enter into this Agreement and to make Loans or issue Letters of Credit or LC Guaranties


                                                                             14.

hereunder, Borrower warrants and represents to Lender that:

               (a) Organization and Qualification. Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Borrower is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction listed on Exhibit 7.1.1 hereto and in all other states and jurisdictions in which the failure of Borrower to be so qualified would have a material adverse effect on the financial condition, business or Properties of Borrower.

               (b) Corporate Power and Authority. Borrower is duly authorized and empowered to enter into, execute, deliver, and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery, and performance of this Agreement and each of the other Loan Documents and the ESOP Transaction Documents have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of Borrower; (ii) contravene Borrower's charter, articles, or certificate of incorporation or by-laws; (iii) violate, or cause Borrower to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award in effect having applicability to Borrower; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which Borrower is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by Borrower.

               (c) Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid, and binding obligation of Borrower enforceable against it in accordance with its respective terms, except to the extent that (i) such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting generally the enforcement of creditors' rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

               (d) Capital Structure. Exhibit 7.1.4 hereto states (i) the correct name of each of the Subsidiaries of Borrower (if any), its jurisdiction of incorporation, and the percentage of its Voting Stock owned by Borrower, (ii) the name of each of Borrower's corporate or joint venture Affiliates and the nature of the affiliation, (iii) the number, nature, and holder of all outstanding Securities of Borrower and of each Subsidiary of Borrower (if any), and (iv) the number of authorized, issued, and treasury shares of Borrower and of each Subsidiary of Borrower (if any). Borrower has good title to all of the shares it purports to own of the stock of each of its Subsidiaries (if any), free and clear in each case of any Lien other than Permitted Liens. All such shares have been duly issued and are fully paid and non-assessable. Except as identified on Exhibit 7.1.4, there are no outstanding options to


                                                                             15.

purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Securities or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of Borrower or any of its Subsidiaries (if any). Except as identified on Exhibit 7.1.4, to the knowledge of Borrower, there are no outstanding agreements or instruments binding upon any of Borrower's stockholders relating to the ownership of its shares of capital stock.

               (e) Corporate Names. Borrower has not been known as or used any corporate, fictitious, or trade names except those listed on Exhibit 7.1.5 hereto. Except as set forth on Exhibit 7.1.5, Borrower has not been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.

               (f) Business Locations; Agent for Process. Borrower's chief executive office and other places of business are as listed on Exhibit 6.1.1 hereto. During the preceding one-year period, Borrower has not had an office, place of business, or agent for service of process other than as listed on
Exhibit 6.1.1. Except as shown on Exhibit 6.1.1, no inventory is stored with a bailee, warehouseman, or similar party that has not entered into a Collateral Access Agreement with Lender, nor is any Inventory consigned to any Person.

               (g) Title to Properties; Priority of Liens. Borrower has good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Borrower has paid or discharged all known lawful claims which, if unpaid, might become a Lien against any of Borrower's Properties that is not a Permitted Lien. The Liens granted to Lender under Section 5 hereof are first priority Liens, subject only to Permitted Liens.

               (h) Accounts. Unless otherwise indicated in writing to Lender, with respect to each Account:

                     (i) It is genuine and in all respects what it purports to
               be, and it is not evidenced by a judgment;

                     (ii) It arises out of a completed, bona fide sale and
               delivery of goods or rendition of services by Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts, or other documents relating thereto and forming a part of the contract between Borrower and the Account Debtor;

                     (iii) It is for a liquidated amount maturing as stated in
               the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Lender;


                                                                             16.

                     (iv) Such Account, and Lender's security interest therein, is not, and will not (by voluntary act or omission of Borrower) be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim, or any other adverse condition except for disputes resulting in returned goods where the amount in controversy is deemed by Borrower to be immaterial, and each such Account is absolutely owing to Borrower and is not contingent in any respect or for any reason;

                     (v) At the time of creation, Borrower made no agreement
               with any Account Debtor thereunder for any extension, compromise, settlement, or modification of any such Account or any deduction therefrom, except discounts or allowances which are granted by Borrower in the ordinary course of its business for prompt payment;

                     (vi) At the time of creation, there are no known and
               unreported facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Lender with respect thereto;

                     (vii) To the knowledge of Borrower, the Account Debtor
               thereunder (i) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (ii) at the time of creation, such Account Debtor was Solvent; and

                     (viii) To the knowledge of Borrower, at the time of
               creation, there were no proceedings or actions which were threatened or pending against any Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.

               (i) Equipment. The Equipment is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted. Borrower will not permit any of the Equipment to become affixed to any real property leased to Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real property has executed a Collateral Access Agreement in favor of and in form acceptable to Lender, and Borrower will not permit any of the Equipment to become an accession to any personal Property other than Equipment that is subject to first priority (except for Permitted Liens) Liens in favor of Lender.

               (j) Financial Statements; Fiscal Year. The balance sheets of


                                                                             17.

Borrower as of February 28, 1997, and the related statements of income, changes in stockholder's equity, and changes in financial position for the periods ended on such date, have been prepared in accordance with GAAP, and present fairly the financial position of Borrower at such date and the results of Borrower's operations for such periods. Except for the changes relative to Borrower's financial condition as a result of its initial public offering effective on April 14, 1997, since February 28, 1997 there has been no material change in the condition, financial or otherwise, of Borrower and no change in the aggregate value of Equipment owned by Borrower, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse. The fiscal year of Borrower ends on the last day of February of each year.

               (k) Full Disclosure. The financial statements referred to in subsection 7.1(j) hereof do not, nor does this Agreement or any other written statement of Borrower to Lender, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading.

               (l) Solvent Financial Condition. Borrower is now and, after giving effect to the Loans to be made and the Letters of Credit and LC Guaranties to be issued hereunder and the application of the proceeds thereof, will be, Solvent.

               (m) Surety Obligations. Except as shown on Exhibit 7.1.13 hereto, Borrower is not obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into any agreement to assure payment, performance, or completion of performance of any undertaking or obligation of any Person.

               (n) Taxes. Borrower's federal tax identification number is 95-2988062. Borrower has filed all federal, state, and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all taxes, assessments, fees, levies, and other governmental charges shown thereon to be due upon it, its income and Properties as and when such taxes, assessments, fees, levies, and charges that are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings, and Borrower maintains reasonable reserves on its books therefor. The provision for taxes on the books of Borrower are adequate for all years not closed by applicable statutes, and for its current fiscal year.

               (o) Brokers. Except as disclosed in writing to Lender prior to the date hereof, there are no claims for brokerage commissions, finder's fees, or investment banking fees in connection with the transactions contemplated by this Agreement.

               (p) Patents, Trademarks, Copyrights, and Licenses. Borrower owns or possesses all the patents, trademarks, service marks, trade names, copyrights, and licenses necessary for the conduct of its business. Borrower is in compliance with the foregoing without any known conflict with the rights of others. All such patents, trademarks, service marks, tradenames, copyrights, licenses, and other similar rights are


                                                                             18.

listed on Exhibit 7.1.16 hereto.

               (q) Governmental Consents. Borrower has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections, and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it.

               (r) Compliance with Laws. Borrower has duly complied in all material respects with, and its Properties, business operations, and leaseholds are in compliance in all material respects with, the provisions of all federal, state, and local laws, rules, and regulations applicable to Borrower, its Properties or the conduct of its business, and there have been no citations, notices, or orders of noncompliance issued to Borrower under any such law, rule, or regulation. Borrower has established and maintains an adequate monitoring system to insure that it remains in compliance with all federal, state, and local laws, rules and regulations applicable to it. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. ss. 201 et seq.), as amended.

               (s) Restrictions. Borrower is not a party or subject to any contract, agreement, or charter or other corporate restriction, which materially and adversely affects its business or the use or ownership of any of its Properties. Borrower is not a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Exhibit 7.1.19 hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by Borrower.

               (t) Litigation. Except as set forth on Exhibit 7.1.20 hereto, there are no actions, suits, proceedings, or investigations pending, or to the knowledge of Borrower, threatened against or affecting Borrower, or the business, operations, Properties, prospects, profits, or condition of Borrower that reasonably could be expected to have a material adverse effect on Borrower, its properties, assets, financial condition, business, or prospects. Borrower is not in default with respect to any known order, writ, injunction, judgment, decree, or rule of any court, governmental authority or arbitration board or tribunal.

               (u) No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or Borrower's performance hereunder, constitute a Default or an Event of Default. Borrower is not in default, and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any Indebtedness to any Person for Money Borrowed in excess of Fifty Thousand Dollars ($50,000).

               (v) Leases. Exhibit 7.1.22(A) hereto is a complete listing of all capitalized leases of Borrower and Exhibit 7.1.22(B) hereto is a complete listing of all


                                                                             19.

operating leases of Borrower. Borrower is in compliance in all material respects with all of the terms of each of its respective capitalized and operating leases.

               (w) Pension Plans. Except as disclosed on Exhibit 7.1.23 hereto, Borrower does not have any Plan. Borrower is in full compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that could result in a material adverse change in the financial condition of Borrower exists in connection with any Plan. Borrower does not have any withdrawal liability in connection with a Multiemployer Plan.

               (x) Trade Relations. There exists no actual or, to the knowledge of Borrower, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower, or with any material supplier, and there exists no present condition or state of facts or circumstances that reasonably could be expected to materially adversely affect Borrower or prevent Borrower from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

               (y) Labor Relations. Except as described on Exhibit 7.1.25 hereto, Borrower is not a party to any collective bargaining agreement. There are no material grievances, disputes, or controversies with any union or any other organization of Borrower's employees, or threats of strikes, work stoppages, or any asserted pending demands for collective bargaining by any union or organization.

               (z) Inventory. All Inventory is now and shall be at all times hereafter, in all material respects, of good and merchantable quality, free from defects.

               (aa) ESOP Qualification. The provisions of the ESOP in all material respects in form satisfy the requirements applicable to a qualified plan under Section 401(a) of the IRC, and the provisions of the ESOP Trust Agreement in all material respects in form satisfy the requirements of an exempt trust under Section 501(a) of the IRC. The provisions of the ESOP in all material respects in form satisfy the requirements applicable to an "employee stock ownership plan" under Section 4975(e)(7) of the IRC and Section 407(d)(6) of ERISA.

               (bb) ESOP Loan. The transactions contemplated by the ESOP Transaction Documents and the Loan Documents will not constitute or result in a non-exempt prohibited transaction under Section 4975(c)(1) of the IRC or Section 406(a) of ERISA, and the ESOP Loan is an "exempt loan" within the meaning of Treas. Reg. ss.54-4975-7(b).

               (cc) ESOP Trustee and Independent Financial Advisor. Both the ESOP Trustee and the Independent Financial Advisor are independent of Borrower and its


                                                                             20.

Affiliates as defined in Prop. DOL Reg. ss.2510.3-18(b)(3)(iii).

               7.2 Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete, and not misleading at all times during the term of this Agreement, except for changes in the nature of Borrower's business or operations that would render the information in any exhibit attached hereto either inaccurate, incomplete, or misleading, so long as Lender has consented to such changes or such changes are expressly permitted by this Agreement.

               7.3 Survival of Representations and Warranties. All representations and warranties of Borrower to Lender contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery, and acceptance thereof by Lender and the parties thereto and the closing of the transactions described therein or related thereto up to the termination of this Agreement and the repayment in full of the Obligations.

SECTION 8. COVENANTS AND CONTINUING AGREEMENTS

               8.1 Affirmative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless otherwise consented to by Lender in writing, it shall:

               (a) Visits and Inspections. Permit representatives of Lender, from time to time, as often as may be reasonably requested, but only during normal business hours upon reasonable prior written or telephonic notice, to visit and inspect the Properties of Borrower, inspect, audit, and make extracts from its books and records, and discuss with its officers, its employees, and its independent accountants, Borrower's business, assets, liabilities, financial condition, business prospects, and results of operations.

               (b) Notices. Promptly notify Lender in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete, or misleading in any material respect.

               (c) Financial Statements. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions, and cause to be prepared and furnished to Lender the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrower's certified public accountants concur in any change therein and such change is disclosed to Lender and is consistent with GAAP):

                     (i) not later than ninety (90) days after the close of each fiscal year of Borrower, unqualified audited financial statements of Borrower as of the end of such year, certified by a firm of independent

                                                                             21.

               certified public accountants of recognized standing selected by Borrower but acceptable (such acceptance not to be unreasonably withheld or delayed) to Lender (except for a qualification for a change in accounting principles with which the accountant concurs, but expressly not to include any qualification as a result of the failure of Borrower to conduct a physical inventory);

                     (ii) not later than thirty-five (35) days after the end of each month hereafter, including the last month of Borrower' s fiscal year, unaudited interim financial statements of Borrower as of the end of such month and of the portion of Borrower's financial year then elapsed, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Borrower for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

                     (iii) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements, or reports which Borrower has made available to its stockholders generally and copies of any regular, periodic and special reports or registration statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

                     (iv) promptly after the filing thereof, copies of any
               annual report required by ERISA to be filed in connection with each Plan; and

                     (v) such other data and information (financial and
               otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrower's financial condition or results of operations.

               Concurrently with the delivery of the financial statements described in clause (i) of this subsection 8.1, Borrower shall forward to Lender a copy of the accountants' letter to Borrower's management that is prepared in connection with such financial statements. Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this subsection 8.1, or more frequently if requested by Lender, Borrower shall cause to be prepared and furnished to Lender a Compliance Certificate in the form of Exhibit 8.1.3 hereto executed by the Chief Financial Officer of Borrower.

               (d) Landlord and Storage Agreements. Provide Lender with copies of all agreements between Borrower and any landlord or warehouseman which owns any premises at which any Inventory may, from time to time, be kept.


                                                                             22.

               (e) [Intentionally omitted]

               (f) Projections. No later than thirty (30) days after the end of each fiscal year of Borrower, deliver to Lender Projections of Borrower for the forthcoming three (3) years, year by year, and for the forthcoming fiscal year, month by month.

               8.2 Negative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless Lender has first consented thereto in writing, it will not:

               (a) Mergers; Consolidations; Acquisitions. Merge or consolidate with any Person, nor acquire all or any substantial part of the Properties of any Person.

               (b) Loans. Other than the ESOP Loan, make any loans or other advances of money (other than for salary, travel advances, advances against commissions, and other similar advances in the ordinary course of business) to any Person in excess of $250,000 in the aggregate outstanding at any one time.

               (c) Total Indebtedness. Create, incur, assume, or suffer to exist any Indebtedness, except:

                     (i) Obligations owing to Lender;

                     (ii) [Intentionally omitted];

                     (iii) [Intentionally omitted];

                     (iv) accounts payable to trade creditors and current
               operating expenses (other than for Money Borrowed) which are not aged more than one hundred twenty (120) days from the billing date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being actively contested in good faith and by appropriate and lawful proceedings and Borrower shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower and its independent accountants;

                     (v) accounts payable to trade creditors and current
               operating expenses (other than for Money Borrowed) which are not aged more than ninety (90) days from the due date nor more than two hundred forty (240) days from the billing date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being actively contested in good faith and by appropriate

                                                                             23.

               and lawful proceedings and Borrower shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower and its independent accountants;

                     (vi) Obligations to pay Rentals permitted by subsection
               8.2(l) hereof;

                     (vii) Permitted Purchase Money Indebtedness;

                     (viii) contingent liabilities arising out of endorsements
               of checks and other negotiable instruments for deposit or collection in the ordinary course of business; and

                     (ix) Indebtedness not included in paragraphs (i) through
               (vii) above which does not exceed at any time, in the aggregate, the sum of Three Hundred Fifty Thousand Dollars ($350,000).

               (d) Affiliate Transactions. Other than the ESOP Transactions, enter into, or be a party to, any transaction with any Affiliate of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to Borrower than would obtain in a comparable arm's length transaction with a Person not an Affiliate or stockholder of Borrower.

               (e) Limitation on Liens. Create or suffer to exist any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

                     (i) Liens at any time granted in favor of Lender;

                     (ii) Liens for taxes (excluding any Lien imposed pursuant
               to any of the provisions of ERISA) not yet due, or being contested in the manner described in subsection 7.1(n) hereto, but only if in Lender's judgment such Lien does not adversely affect Lender's rights or the priority of Lender's Lien in the Collateral;

                     (iii) Ordinary Course Liens;

                     (iv) Purchase Money Liens securing Permitted Purchase Money
               Indebtedness;

                     (v) [Intentionally omitted];

                     (vi) such other Liens as appear on Exhibit 8.2.5 hereof;
               and


                                                                             24.

                     (vii) such other Liens as Lender may hereafter approve in
               writing.

                     (viii) [Intentionally omitted].

               (f) Distributions. Declare or make any Distributions, except:

                     (i) [Intentionally omitted];

                     (ii) [Intentionally omitted];

                     (iii) [Intentionally omitted];

                     (vi) the declaration and making of (i) non-cash
               contributions to the ESOP, and (ii) cash contributions to the ESOP so long as the maximum aggregate amount of such cash contributions in any one year do not exceed $100,000; and

                     (vii) [Intentionally omitted].

               (g) Capital Expenditures. Make Capital Expenditures (including, without limitation, by way of capitalized leases) which, in the aggregate, as to Borrower, exceed $2,500,000 during any fiscal year of Borrower.

               (h) Disposition of Assets. Other than the ESOP Transactions, sell, lease, or otherwise dispose of any of its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of Inventory in the ordinary course of business for so long as no Event of Default exists hereunder or (ii) dispositions expressly authorized by this Agreement.

               (i) [Intentionally omitted].

               (j) Bill-and-Hold Sales, Etc. Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval or consignment basis, or any sale on a repurchase or return basis.

               (k) Restricted Investment. Make or have any Restricted
Investment.

               (l) Leases. Become a lessee under any operating lease (other than a lease under which Borrower is lessor) of Property if the aggregate Rentals payable during any current or future period of twelve (12) consecutive months under the lease in question and all other leases under which Borrower is then lessee would exceed $1,750,000. The

                                                                             25.

term "Rentals" means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease.

               (m) Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary.

               8.3 Specific Financial Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless otherwise consented to by Lender in writing, it shall:

               (a) [intentionally omitted].

               (b) Profitability. Achieve EBITDA of not less than the amount shown below for the period corresponding thereto:

               Period                                EBITDA
               ------                                ------

               March 1, 1997 through
               November 30, 1997                     $6,500,000

               March 1, 1997 through
               February 28, 1998                     $8,000,000

               For each 12 month period
               ending May 31
               during each subsequent fiscal year    $8,000,000

               For each 12 month period
               ending August 31
               during each subsequent fiscal year    $8,000,000

               For each 12 month period
               ending November 30
               during each subsequent fiscal year    $8,000,000

               For each 12 month period
               ending February 28/29
               during each subsequent fiscal year    $8,000,000


               (c) Total Senior Debt Coverage Ratio. Maintain at all times a Total Senior Debt Coverage Ratio of not less than the ratio shown below for the period corresponding thereto:


                                                                             26.

               Period                                  Ratio
               ------                                  -----

               March 1, 1997 through
               November 30, 1997                       3.25:1.0

               March 1, 1997 through
               February 28, 1998                       3.25:1.0

               For each 12 month period
               ending May 31
               during each subsequent fiscal year      3.25:1.0

               For each 12 month period
               ending August 31
               during each subsequent fiscal year      3.25:1.0

               For each 12 month period
               ending November 30
               during each subsequent fiscal year      3.25:1.0

               For each 12 month period
               ending February 28/29
               during each subsequent fiscal year      3.25:1.0


               (d) [Intentionally omitted].

               (e) [Intentionally omitted].

               (f) [Intentionally omitted].

               (g) [Intentionally omitted].

               (h) [Intentionally omitted].

SECTION 9. CONDITIONS PRECEDENT TO INITIAL CREDITS

               Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Lender under the other sections of this Agreement, Lender shall not be required to make or issue the initial Loans, Letters of Credit, or L/C Guaranties under this Agreement unless and until each of the following conditions has been and continues to be satisfied:

               9.1 Documentation. Lender shall have received, in form and



                                                                             27.

substance satisfactory to Lender and its counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments, and certificates as Lender and its counsel shall require in connection therewith, all in form and substance satisfactory to Lender and its counsel. In this regard, Borrower shall execute and deliver an agreement or agreements in form satisfactory to Lender to the effect that (a) the Existing Loan Agreement is terminated, and (b) the Patent Security Agreement and Trademark Security Agreement are deemed amended to the extent necessary to cause such agreements to secure the obligations of Borrower arising under this Agreement.

               9.2 Other Loan Documents. Each of the conditions precedent set forth in the other Loan Documents shall have been satisfied.

               9.3 Approvals and Consents. Borrower shall have received all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections, and franchises necessary for the consummation of the transactions contemplated by the Loan Documents.

               9.4 Interim Financial Statements. Prior to the Closing Date, Lender shall have received copies of Borrower's interim financial statements, dated as of August 31, 1997, certified by an appropriate officer of Borrower as presenting fairly in all material respects the financial condition of Borrower.

               9.5 Certified Documents of Borrower. On or before the Closing Date, Borrower shall have delivered to Lender copies of the following documents, duly certified, or the following certificates, as applicable:

               (a) Resolutions of the Board of Directors of Borrower authorizing
(i) the execution, delivery, and performance of the Loan Documents to which Borrower is a party, (ii) the consummation of the transactions contemplated by the Loan Documents to which Borrower is a party, and (iii) all other actions to be taken by Borrower in connection with the Loan Documents to which Borrower is a party;

               (b) A certificate, signed by the Secretary or an Assistant Secretary of Borrower, dated as of the Closing Date, as to (i) the incumbency, and containing the specimen signature or signatures, of the Person or Persons authorized to execute the Loan Documents to which Borrower is a party on behalf of Borrower, together with evidence of the incumbency of such Secretary or Assistant Secretary, and (ii) the authenticity and completeness of the respective Certificate of Incorporation and By-Laws of Borrower; and

               (c) Certificates of status or good standing of Borrower, from the Secretary of State of Delaware and of each state or other jurisdiction in which Borrower is qualified to do business, dated within five (5) days of the Closing Date.

               9.6 Opinion of Counsel. Lender shall have received from counsel


                                                                             28.

for Borrower a legal opinion in form and substance satisfactory to Lender and its counsel.

               9.7 Projections. Lender shall have received a set of Projections as to the projective financial performance of Borrower through fiscal year ended February 28, 1999. Such Projections shall be prepared on a month-by-month basis. The Projections shall be in form and substance satisfactory to Lender and certified by the chief financial officer of Borrower as being such officers good faith, best estimate of the financial performance of Borrower during such period.

SECTION 9-A. CONDITIONS PRECEDENT TO ALL LOANS

               Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Lender under the other sections of this Agreement, Lender shall not be required to make or issue any Loans, Letters of Credit, or L/C Guaranties under this Agreement unless each of the following conditions is satisfied:

               9-A.1 No Default. No Default or Event of Default shall exist.

               9-A.2 Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of date of such Loan (except to the extent that such representations and warranties relate solely to an earlier date).

               9-A.3 No Litigation. No action, proceeding, investigation, regulation, or legislation shall have been instituted, threatened, or proposed before any court, governmental agency, or legislative body to enjoin, restrain, or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

               10.1 Events of Default. The occurrence of one or more of the following events shall constitute an "Event of Default":

               (a) Payment of Note. Borrower shall fail to pay any installment of principal, interest or premium, if any, owing on the CapEx Notes on the due date of such installment.

               (b) Payment of Other Obligations. Borrower shall fail to pay any of the Obligations that are not evidenced by the CapEx Notes on the due date thereof (whether due at stated maturity, upon acceleration, or otherwise) and the same shall not be paid within 3 days of the date on which such payment first is due and payable.


                                                                             29.

               (c) Misrepresentations. Any representation, warranty, or other statement made or furnished to Lender by or on behalf of Borrower in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to Section 7.2 hereof.

               (d) Breach of Specific Covenants. (i) Borrower shall fail or neglect to perform, keep, or observe any covenant contained in subsections 5.2, 6.1(a), 6.2, or 8.1(c) hereof on the date that Borrower is required to perform, keep, or observe such covenant, and the breach of such covenant is not cured to Lender's satisfaction within five (5) days after the sooner to occur of Borrower's receipt of written notice of such breach from Lender or the date on which Borrower first has knowledge thereof or reasonably should have had knowledge thereof; and (ii) Borrower shall fail or neglect to perform, keep, or observe any covenant contained in subsections 8.1(a), 8.2, or 8.3 hereof on the date that Borrower is required to perform, keep, or observe such covenant.

               (e) Breach of Other Covenants. Borrower shall fail or neglect to perform, keep, or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 10.1 hereof) and the breach of such other covenant is not cured to Lender's satisfaction within thirty (30) days after the sooner to occur of Borrower's receipt of written notice of such breach from Lender or the date on which Borrower first has knowledge thereof or reasonably should have had knowledge thereof.

               (f) Default Under Security Documents/Other Agreements/ESOP Transactions Documents. Borrower shall default in the performance or observance of any term, covenant, condition, or agreement contained in, any of the Security Documents, any of the Other Agreements, or the ESOP Transactions Documents, and such default shall continue beyond any applicable grace period.

               (g) Other Defaults. (a) There shall occur any default or event of default on the part of Borrower under any agreement, document, or instrument to which Borrower is a party or by which Borrower or any of its Property is bound, creating or relating to any Indebtedness (other than the Obligations) in excess of $300,000 if the payment or maturity of such Indebtedness is accelerated in consequence of such event of default or demand for payment of such Indebtedness is made.

               (h) Uninsured Losses. Any material loss, theft, damage, or destruction of any of the Collateral not fully covered (subject to such deductibles as Lender shall have permitted) by insurance.

               (i) Adverse Changes. There shall occur any material adverse change in the financial condition or business prospects of Borrower.



                                                                             30.

               (j) Insolvency and Related Proceedings. Borrower shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian, or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against Borrower under the Bankruptcy Code (if against Borrower, the continuation of such proceeding for more than sixty (60) days), or Borrower shall make any offer of settlement, extension, or composition to its unsecured creditors generally.

               (k) Business Disruption. There shall occur a cessation of a substantial part of the business of Borrower for a period which significantly affects Borrower's capacity to continue its business, on a profitable basis; or Borrower shall suffer the loss or revocation of any license or permit now held or hereafter acquired by Borrower, or any lease or agreement to which Borrower is or becomes a party, which is necessary to the continued or lawful operation of its business; or Borrower shall be enjoined, restrained, or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs.

               (l) Change of Ownership. The Principal Stockholders shall cease to own and control, beneficially and of record, at least 24% of the issued and outstanding common stock of Borrower.

               (m) ERISA. A Reportable Event shall occur which Lender, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated (other than in a "standard termination" as defined in Section 4041(b) of ERISA) or any such trustee shall be requested or appointed, or if Borrower is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments in excess of Fifty Thousand Dollars ($50,000) to a Multiemployer Plan resulting from Borrower's complete or partial withdrawal from such Plan.

               (n) Challenge to Agreement. Borrower or any Affiliate of Borrower shall challenge or contest in any action, suit, or proceeding the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender.

               (o) [Intentionally omitted].

               (p) Criminal Forfeiture. Borrower shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of Borrower valued in the aggregate in excess of $100,000.


                                                                             31.

               (q) Judgments. Any money judgment, writ of attachment, or similar process is filed against Borrower or any of its Property in connection with a claim in excess of $300,000 and the same is not discharged or bonded against within thirty (30) days of the date of such filing.

               (r) ESOP Loan. If the ESOP fails to pay when due and payable or when declared due and payable, but subject to any requirement of prior notice or the expiration of any grace period set forth in the ESOP Loan Agreement, any amount payable under the ESOP Loan Agreement as a result of Borrower's failure to make contributions to the ESOP.

               10.2 Acceleration of the Obligations. Without in any way limiting the right of Lender to demand payment of any portion of the Obligations payable on demand in accordance with subsection 3.2 hereof, upon or at any time after the occurrence of an Event of Default, all or any portion of the Obligations shall, at the option of Lender and without presentment, demand protest or further notice by Lender, become at once due and payable and Borrower shall forthwith pay to Lender, the full amount of such Obligations, provided that upon the occurrence of an Event of Default specified in subsection 10.1(j) hereof, all of the Obligations shall become automatically due and payable without declaration, notice, or demand by Lender.

               10.3 Other Remedies. Upon and after the occurrence of an Event of Default, Lender shall have and may exercise, from time to time, the following rights and remedies:

               (a) All of the rights and remedies of a secured party under the Code or under other applicable law, and all other legal and equitable rights to which Lender may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

               (b) The right to take immediate possession of the Collateral, and to (i) require Borrower to assemble the Collateral, at Borrower's expense, and make it available to Lender at a place designated by Lender which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrower, Borrower agrees not to charge Lender for storage thereof).

               (c) The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Lender, in its sole discretion, may deem advisable. Borrower agrees that ten (10) days written notice to Borrower of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as


                                                                             32.

Lender may designate in said notice. Lender shall have the right to conduct such sales on Borrower's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Lender shall have the right to sell, lease, or otherwise dispose of the Collateral, or any part thereof, for cash, credit, or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the costs, expenses and attorneys' fees incurred by Lender in collecting the Obligations, in enforcing the rights of Lender under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling, and delivering any Collateral, second to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, Borrower shall remain liable to Lender therefor.

               (d) Lender is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any Property of a similar nature as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit for the purposes of this Agreement and the other Loan Documents.

               (e) Lender may, at its option, require Borrower to deposit with Lender funds equal to the LC Amount and, if Borrower fails to promptly make such deposit, Lender may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Any such deposit or advance shall be held by Lender as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrower.

               10.4 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule given to Lender or contained in any other agreement between Lender and Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Lender to require strict performance by Borrower of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers, and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in


                                                                             33.

full force and effect until all Loans and all other Obligations owing or to become owing from Borrower to Lender shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants, and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Lender and directed to Borrower.

SECTION 11. MISCELLANEOUS

               11.1 Power of Attorney. Borrower hereby irrevocably designates, makes, constitutes, and appoints Lender (and all Persons designated by Lender) as Borrower's true and lawful attorney (and agent-in-fact) and Lender, or Lender's agent, may, without notice to Borrower and in either Borrower's or Lender's name, but at the cost and expense of Borrower:

               (a) At such time or times upon or after the occurrence of an Event of Default as Lender or said agent, in its sole discretion, may determine, endorse Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Lender or under Lender's control.

               (b) At such time or times upon or after the occurrence of an Event of Default as Lender or its agent in its sole discretion may determine:
(i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrower's rights and remedies with respect to the collection of the Accounts;
(ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Lender deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file, and sign Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (vii) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Lender on account of the Obligations; (viii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use Borrower's stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims


                                                                             34.

under policies of insurance; and (xii) do all other acts and things necessary, in Lender's determination, to fulfill Borrower's obligations under this Agreement.

               11.2 Indemnity. Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any liability, loss, damage, suit, action, or proceeding ever suffered or incurred by Lender (including reasonable attorneys fees and legal expenses) as the result of Borrower's failure to observe, perform or discharge Borrower's duties hereunder. In addition, Borrower shall defend Lender against and save it harmless from all claims of any Person with respect to the Collateral. Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Lender by any Person under any Environmental Laws or similar laws by reason of Borrower's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances which failure proximately relates to Borrower's facilities, products, or the Collateral. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this subsection 11.2 shall survive for a period of 5 years following the payment in full of the Obligations and the termination of this Agreement.

               11.3 Modification of Agreement; Sale of Interest. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Lender. Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, Borrower's rights, title, interests, remedies, powers, and duties hereunder or thereunder. Borrower hereby consents to Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, Lender's rights, title, interests, remedies, powers, and duties hereunder or thereunder; provided, however, that if no Event of Default has occurred and is continuing and if Lender effects any such sale, assignment, transfer, or other disposition (excluding, however, the sale of a participation interest) without the prior written consent of Borrower which such consent shall not be unreasonably withheld, delayed, or conditioned, then Borrower shall have the right to prepay all of the Obligations under this Agreement and terminate this Agreement without being obligated to pay the Early Termination Charge that otherwise would be payable under subsection 4.2(c) hereof so long as such prepayment occurs within 120 days of the date on which Borrower first received notice of the consummation of such sale, assignment, transfer, or other disposition (excluding, however, the sale of a participation interest). In the case of an assignment, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were "Lender" hereunder and Lender shall be relieved of all obligations hereunder upon any such assignments. Borrower agrees that it will use its best efforts to assist and cooperate with Lender in any manner reasonably requested by Lender to effect the sale of participations in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents. Borrower further agrees that Lender may disclose credit information regarding Borrower to any potential participant or assignee in accordance with subsection 11.16 hereof.



                                                                             35.

               11.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

               11.5 Successors and Assigns. This Agreement, the Other Agreements, and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrower and Lender permitted under subsection 11.3 hereof.

               11.6 Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in subsection 3.2 hereof and except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

               11.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

               11.8 Notice. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered immediately when delivered against receipt, 3 Business Days after deposit in the mail, postage prepaid, or with an overnight courier or, in the case of facsimile notice, when sent, addressed as follows:

                   If to
                   Lender:     FLEET CAPITAL CORPORATION
                               15260 Ventura Boulevard, Suite 1200
                               Sherman Oaks, California 91403
                               Attention: Loan Administration Manager
                               Facsimile No.: (818) 905-5927


                   With a
                   copy to:    BROBECK, PHLEGER & HARRISON LLP
                               550 South Hope Street


                                                                             36.

                               Los Angeles, California 90071
                               Attention: John Francis Hilson, Esq.
                               Facsimile No.: (213) 239-1324


                   If to
                   Borrower:   MEADE INSTRUMENTS CORP.
                               6001 Oak Canyon
                               Irvine, California 92620
                               Attention: Mr. John C. Diebel
                               Mark D. Peterson, Esq.
                               Facsimile No.: (714) 756-1450


                   With a
                   copy to:    O'MELVENY & MYERS
                               610 Newport Center Drive, Suite 1700
                               Newport Beach, California 92660
                               Attention: J. Jay Herron, Esq.
                               Facsimile No.: (714) 669-6994

or to such other address as each party may designate for itself by notice given in accordance with this subsection 11.8; provided, however, that any notice, request or demand to or upon Lender pursuant to subsection 3.1(a), 4.2(a), or 4.2(b) hereof shall not be effective until received by Lender.

               11.9 Lender's Consent. Whenever Lender's consent is required to be obtained under this Agreement, any of the Other Agreements, or any of the Security Documents as a condition to any action, inaction, condition, or event, Lender shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

               11.10 Credit Inquiries. Borrower hereby authorizes and permits Lender to respond to usual and customary credit inquiries from third parties concerning Borrower.

               11.11 Time of Essence. Time is of the essence of this Agreement, the Other Agreements, and the Security Documents.

               11.12 Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter


                                                                             37.

hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

               11.13 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

               11.14 GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN LOS ANGELES, CALIFORNIA. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN CALIFORNIA, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF LENDER'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF LENDER'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF CALIFORNIA. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER OR LENDER, BORROWER HEREBY CONSENTS AND AGREES THAT THE SUPERIOR COURT OF LOS ANGELES, CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE

                                                                             38.

ENFORCEMENT BY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

               11.15 WAIVERS BY BORROWER. BORROWER WAIVES (A) THE RIGHT TO TRIAL BY JURY (WHICH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (B) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY LENDER ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER LENDER MAY DO IN THIS REGARD; (C) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS AGREEMENT OR ONE OF THE OTHER LOAN DOCUMENTS, NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING LENDER TO EXERCISE ANY OF LENDER'S REMEDIES; (D) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; AND
(E) NOTICE OF ACCEPTANCE HEREOF. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO LENDER'S ENTERING INTO THIS AGREEMENT AND THAT LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

               11.16 Confidentiality. Lender agrees that material, non-public information regarding Borrower, its operations, assets, and existing and contemplated business plans (including Projections) shall be treated by Lender in a confidential manner and in conformity with applicable state and federal laws, and shall not be disclosed by it to Persons who are not parties to this Agreement, except: (a) to counsel for and other advisors, accountants, and auditors to Lender, (b) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, however, that Lender agrees to endeavor, in good faith, to provide Borrower prior written notice of any proposed disclosure under this clause (b), but the failure of Lender to provide any such prior written notice to Borrower will not subject Lender to any liability to Borrower whatsoever unless such failure is the result of gross negligence or wilful misconduct on the part of Lender, (c) as may be agreed to in advance by Borrower, (d) as to any such information that is or becomes



                                                                             39.

generally available to the public, and (e) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participation, or pledge or prospective pledge of Lender's interests under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to take its interest hereunder subject to the terms hereof.



                                                                             40.

               IN WITNESS WHEREOF, this Agreement has been duly executed in Los Angeles, California, on the day and year specified at the beginning of this Agreement.

ATTEST:                                MEADE INSTRUMENTS CORP.,
                                       a Delaware corporation


    Steven G. Murdock                  By      /s/ Brent W. Christensen
---------------------------------              -------------------------------
Secretary
                                       Title   V.P. - Finance and CFO
                                               -------------------------------



                                       ACCEPTED IN Los Angeles, California:

                                       FLEET CAPITAL CORPORATION,
                                       a Rhode Island corporation


                                       By     /s/ Alisa Frederick
                                              --------------------------------
                                       Title  V.P.
                                              --------------------------------


                                                                             41.

                                   APPENDIX A

                               GENERAL DEFINITIONS


               When used in the Amended and Restated Loan and Security Agreement dated as of May 27, 1998, by and between Fleet Capital Corporation and Meade Instruments Corp., the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

               Account Debtor - any Person who is or may become obligated under or on account of an Account.

               Accounts - all accounts, contract rights, chattel paper, instruments (including the ESOP Note), and documents, whether now owned or hereafter created or acquired by Borrower or in which Borrower now has or hereafter acquires any interest.

               Affiliate - a Person: (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of a Person; or (iii) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

               Agreement - the Amended and Restated Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits thereto and this Appendix A.


               Bank - Fleet Bank Connecticut, N.A.

               Base Rate - the rate of interest announced or quoted by Bank from time to time as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and, if such prime rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.

               Base Rate CapEx Portion - that portion of any CapEx Loan that is not subject to a LIBOR Election.

               Base Rate Election - an election to cause interest on the Loans to be computed with reference to the Base Rate.

               Base Rate Portion - a Base Rate CapEx Portion or a Base Rate Revolving Credit Portion.

               Base Rate Revolving Credit Portion - that portion of the Revolving Credit Loans that is not subject to a LIBOR Election.

               Business Day - (a) when used with respect to the LIBOR Election, shall mean a day on which dealings may be effected in deposits of United States Dollars in the London interbank foreign currency deposits market and on which Lender is conducting and other banks may conduct business in London, England, or in the State of California, and (b) when used with respect to any other provision of the Agreement, any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in such state are closed.

               CapEx Loans - the Loan described in subsection 1.2(a) of the Agreement.

               CapEx Notes - the Secured Promissory Notes to be executed by Borrower in favor of Lender to evidence the CapEx Loans, which shall be in the form of Exhibit 1.2(a) to the Agreement.

               Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

               Capitalized Lease Obligation - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

               Closing Date - the date on which all of the conditions precedent in Sections 9 and 9A of the Agreement are satisfied.

               Code - the Uniform Commercial Code as adopted and in force in the State of California as from time to time in effect.

               Collateral - all of the Property and interests in Property described in Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

               Collateral Access Agreement - a landlord waiver, mortgagee waiver, bailee letter, or similar acknowledgement agreement of any warehouseman or processor of Inventory or Equipment, in each case, in form and substance satisfactory to Lender.

               Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.


                                                                              2.

               Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

               Default Rate - as defined in subsection 2.1(b) of the Agreement.

               Distribution - in respect of any corporation means and includes:
         (i) the payment of any dividends or other distributions on capital stock of the corporation (except distributions of the same series of Securities or capital stock), and (ii) the redemption or acquisition of Securities unless made contemporaneously from the net proceeds of the sale of Securities.

               Early Termination Charge - as defined in subsection 4.2(c) of the Agreement.

               EBIT - with respect to any fiscal period, the sum of Borrower's net earnings (or loss) before interest expense, and taxes for said period as determined in accordance with GAAP.

               EBITDA - with respect to any fiscal period, EBIT before amortization and depreciation and before ESOP contribution expenses (to the extent included in EBIT) for such period as determined in accordance with GAAP.

               Employer Securities - the shares of Common Stock purchased by the ESOP with the proceeds of the ESOP Loan in accordance with the ESOP Purchase Agreements.

               Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, orders, and consent decrees relating to health, safety and environmental matters.

               Equipment - all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description used in Borrower's operations or owned by Borrower or in which Borrower has an interest, whether now owned or hereafter acquired by Borrower and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

               ERISA - the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

               ESOP - the "Meade Instruments Corp. Employee Stock Ownership Plan" established and maintained by Borrower as an employee benefit plan, effective March 1, 1996, pursuant to the Meade Instruments Corp. Employee Stock Ownership Plan (the "ESOP Plan Document") and the ESOP Trust Agreement.


                                                                              3.

               ESOP Loan - the loan made by Borrower to the ESOP Trustee in the original amount of Eleven Million Dollars ($11,000,000) in order to enable the ESOP Trustee to purchase the Employer Securities in accordance with the ESOP Purchase Agreements.

               ESOP Loan Agreement - that certain ESOP Loan and Pledge Agreement, dated as of the date hereof, between Borrower and the ESOP Trustee.

               ESOP Loan Documents - (i) the ESOP Loan Agreement, (ii) the ESOP Note, and (iii) each other instrument or document executed and/or delivered by the ESOP Trustee to Borrower to evidence or create any obligation of the ESOP to Borrower to repay the ESOP Loan.

               ESOP Note - that certain promissory note, dated as of the date hereof, made by the ESOP to the order of Borrower, evidencing the ESOP's obligations to Borrower under the ESOP Loan Agreement.

               ESOP Purchase Agreements - collectively, those certain "Stock Purchase Agreements," dated as of the date hereof, among the Principal Stockholders, the ESOP Trustee, and Borrower pursuant to which the Principal Stockholders have agreed to sell, and the ESOP Trustee has agreed to purchase one million five hundred thousand (1,500,000) shares of Borrower's Common Stock for $7.3333 per share and an aggregate consideration of Ten Million Nine Hundred Ninety-Nine Thousand Nine Hundred Fifty ($10,999,950).

               ESOP Transactions - the transactions contemplated by the ESOP Transaction Documents.

               ESOP Transaction Documents - (i) the ESOP Plan Document, (ii) the ESOP Trust Agreement, (iii) the ESOP Purchase Agreements, and (iv) the ESOP Loan Documents.

               ESOP Trust - the trust created by the ESOP Trust Agreement to hold the assets of the ESOP.

               ESOP Trust Agreement - the Meade Instruments Corp. Employee Stock Ownership Trust Agreement, effective on the date hereof, between Borrower, as grantor, and the ESOP Trustee, as trustee, created to hold the assets of the ESOP.

               ESOP Trustee - Wells Fargo Bank, N.A.

               Event of Default - as defined in subsection 10.1 of the Agreement.

               Existing Loan Agreement - that certain Loan and Security Agreement, dated


                                                                              4.

         April 23, 1996, between Borrower and Lender.

               GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

               General Intangibles - all personal property of Borrower (including things in action) other than goods, Accounts, chattel paper, documents, instruments, and money (including, without limitation, all of Borrower's right, title, and interest with respect to the key man life insurance policy with respect to Mr. John C. Diebel), whether now owned or hereafter created or acquired by Borrower.

               Indebtedness - as applied to a Person means, without duplication

                      (i) all items which in accordance with GAAP would be
               included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations,

                      (ii) all obligations of other Persons which such Person
               has guaranteed,

                      (iii) all reimbursement obligations in connection with
               letters of credit or letter of credit guaranties issued for the account of such Person, and

                      (iv) in the case of Borrower (without duplication), the
               Obligations.

               Independent Financial Advisor - the independent financial adviser selected by the ESOP Trustee to evaluate that the purchase price being paid by the ESOP Trustee for the Employer Securities does not exceed the fair market value thereof.

               Inventory - all of Borrower's inventory, whether now owned or hereafter acquired including, but not limited to, all goods intended for sale or lease by Borrower, or for display or demonstration; all work in process; all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in Borrower's business; and all documents evidencing and General Intangibles relating to any of the foregoing, whether now owned or hereafter acquired by Borrower.

               IRC - means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

               LC Amount - at any time, the aggregate undrawn face amount of all Letters of Credit and LC Guaranties then outstanding.


                                                                              5.

               LC Guaranty - any guaranty pursuant to which Lender or any Affiliate of Lender shall guaranty the payment or performance by Borrower of its reimbursement obligation under any letter of credit.

               Legal Requirement - any requirement imposed upon Lender by any law of the United States of America or by any regulation, order, interpretation, ruling, or official directive (whether or not having the force of law) of the Board, or any other board, central bank or governmental or administrative agency, institution or authority of in the United States of America, or any political subdivision thereof.

               Letter of Credit - any letter of credit issued by Lender or any of Lender's Affiliates for the account of Borrower.

               LIBOR CapEx Portion - that portion of any CapEx Loan specified in a LIBOR Request that is not less than $500,000 and is an integral multiple of $100,000, that does not exceed the outstanding balance of such CapEx Loan not already subject to a LIBOR Election and, that, as of the date of the LIBOR Request specifying such LIBOR CapEx Portion, has met the conditions for basing interest on the LIBOR Rate in subsection 2.4 of the Agreement and the LIBOR Period of which was commenced and not terminated.

               LIBOR Election - the option granted pursuant to subsection 2.4 of the Agreement to have the interest on all or any portion of the principal amount of the Revolving Credit Loans or any CapEx Loan based on a LIBOR Rate.

               LIBOR Interest Payment Date - with respect to any LIBOR Revolving Credit Portion or any LIBOR CapEx Portion, the last day of each calendar month during the applicable LIBOR Period.

               LIBOR Period - any period of 1 month, 2 months, or 3 months commencing on a Business Day, selected as provided in subsection 2.4(a) of the Agreement; provided, however, that no LIBOR Period shall extend beyond the last day of the Original Term or the Renewal Term, as applicable, and that, with respect to any LIBOR CapEx Portion, no applicable LIBOR Period shall extend beyond the scheduled installment payment date for such LIBOR CapEx Portion. If any LIBOR Period so selected shall end on a date that is not a Business Day, such LIBOR Period shall instead end on the next preceding or succeeding Business Day as determined by Lender in accordance with the then current banking practice in London; provided that Borrower shall not be required to pay double interest, even though the preceding LIBOR Period ends and the new LIBOR Period begins on the same day. Each determination by Lender of the LIBOR Period shall, in the absence of manifest error, be conclusive.



                                                                              6.

               LIBOR Portion - a LIBOR Revolving Credit Portion or a LIBOR CapEx Portion.

               LIBOR Rate - with respect to any LIBOR Revolving Credit Portion or LIBOR CapEx Portion for the related LIBOR Period, an interest rate per annum (rounded upwards, if necessary, to the next higher 1/8 of 1%) equal to the product of (a) the Base LIBOR Rate (as hereinafter defined) multiplied by (b) Statutory Reserves. For purposes of this definition, the term "Base LIBOR Rate" shall mean the rate at which deposits of U.S. dollars approximately equal in principal amount to the LIBOR Revolving Credit Portion or the LIBOR CapEx Portion specified in the applicable LIBOR Request are offered to Lender by prime banks in the London interbank foreign currency deposits market at approximately 11:00 a.m., London time, 2 Business Days prior to the commencement of such LIBOR Period, for delivery on the first day of such LIBOR Period. Each determination by Lender of any LIBOR Rate shall, in the absence of manifest error, be conclusive.

               LIBOR Request - a notice in writing (or by telephone confirmed by telex, telecopy, or other facsimile transmission on the same day as the telephone request) from Borrower to Lender requesting that interest on a Revolving Credit Loan or an CapEx Loan be based on the LIBOR Rate, specifying: (a) the first day of the LIBOR Period, (b) the length of the LIBOR Period consistent with the definition of that term, and (c) the dollar amount of the LIBOR Revolving Credit Portion or the LIBOR CapEx Portion consistent with the definition of such terms.

               LIBOR Revolving Credit Portion - that portion of the Revolving Credit Loans specified in a LIBOR Request (including any portion of Revolving Credit Loans that is being borrowed by Borrower concurrently with such LIBOR Request) that is not less than $500,000 and is an integral multiple of $100,000, that does not exceed the outstanding balance of Revolving Credit Loans not already subject to a LIBOR Election and, that, as of the date of the LIBOR Request specifying such LIBOR Revolving Credit Portion, has met the conditions for basing interest on the LIBOR Rate in subsection 2.4 of the Agreement and the LIBOR Period of which was commenced and not terminated.

               Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.


                                                                              7.

               Loan Account - the loan account established on the books of Lender pursuant to subsection 3.6 of the Agreement.

               Loan Documents - the Agreement, the Other Agreements, and the Security Documents.

               Loans - all loans and advances of any kind made by Lender pursuant to the Agreement.

               Maximum Revolving Amount - Fifteen Million Dollars ($15,000,000).

               Money Borrowed - means (i) Indebtedness arising from the lending of money by any Person to Borrower; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrower, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property payable over a period longer than six (6) months; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit; and (v) Indebtedness of Borrower under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by Borrower.

               Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

               Obligations - all Loans and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon (including, without limitation, Early Termination Charges), owing, arising, due or payable from Borrower to Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents or otherwise whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired.

               Ordinary Course Liens - any of the following:

                     a. Liens arising by operation of law in favor of warehouseman, landlords, carriers, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, for sums not yet delinquent or which are being contested in good faith and by proper proceedings diligently pursued, provided that a reserve or

                                                                              8.

         other appropriate provision, if any, required by GAAP shall have been made therefor on the applicable financial statements of Borrower;

                     b. Deposits made in connection with worker's compensation or other unemployment insurance incurred in the ordinary course of Borrower's business;

                     c. Deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money;

                     d. Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of Borrower;

                     e. Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which Borrower is in good faith prosecuting an appeal or proceeding for a review, and in respect of which a stay of execution pending such appeal or proceeding for review has been secured; and

                     f. with respect to any real property: easements, rights of way, zoning and similar covenants and restrictions and similar encumbrances which customarily exist on properties of corporations engaged in similar activities and similarly situated and which in any event do not materially interfere with or impair the use or operation of the Collateral by Borrower or the value of Lender's Lien on and security interest therein, or materially interfere with the ordinary conduct of the business of Borrower.

               Original Term - as defined in Section 4.1 of the Agreement.

               Other Agreements - the CapEx Notes, and any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by Borrower and delivered to Lender in respect of the transactions contemplated by the Agreement.

               Overadvance - the amount, if any, by which the outstanding principal amount of Revolving Credit Loans plus the LC Amount exceeds the Maximum Revolving Amount.

               Patent Security Agreement - that certain patent security agreement between Borrower and Lender, in form and substance satisfactory to Lender.

               Permitted Liens - any Lien of a kind specified in subsection 8.2(e) of the Agreement.


                                                                              9.

               Permitted Purchase Money Indebtedness - Purchase Money Indebtedness of Borrower incurred after the date hereof which is secured by a Purchase Money Lien and which, when aggregated with the principal amount of all other such Indebtedness and Capitalized Lease Obligations of Borrower at the time outstanding, does not exceed $3,000,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

               Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

               Plan - an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

               Principal Stockholders - Diebel Living Trust, Mr. Joseph A. Gordon, Jr., and Murdock 1986 Trust.

               Projections - Borrower's forecasted (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, and (iv) capitalization statements, all prepared on a consistent basis with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

               Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

               Purchase Money Indebtedness - means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

               Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

               Rentals - as defined in subsection 8.2(l) of the Agreement.

               Renewal Terms - as defined in subsection 4.1 of the Agreement.


                                                                             10.

               Reportable Event - any of the events set forth in Section 4043(b) of ERISA.

               Restricted Investment - any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

                     (i) [Intentionally omitted]

                     (ii) Property to be used in the ordinary course of business;

                     (iii) Current Assets arising from the sale of goods and services in the ordinary course of business of Borrower;

                     (iv) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

                     (v) investments in certificates of deposit maturing within one (1) year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least One Hundred Million Dollars ($100,000,000);

                     (vi) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than two hundred seventy (270) days from the date of creation thereof; and

                     (vii) additional contributions to the ESOP sufficient to enable the ESOP to make payments of principal and interest when due with respect to the ESOP Loan.

               Revolving Credit Loan - a Loan made by Lender as provided in subsection 1.1 of the Agreement.

               Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

               Security Documents - the Trademark Security Agreement, the Patent Security Agreement, and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

               Solvent - as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness


                                                                             11.

         (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures, and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

               Statutory Reserves - a fraction (expressed as a decimal) the numerator of which is the number 1, and the denominator of which is the number 1 minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency, or supplemental reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority to which Bank or Lender is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System or any successor thereto). Such reserve percentages shall include, without limitation, those imposed under such Regulation D. LIBOR Revolving Credit Portions or LIBOR CapEx Portions shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions, or offsets which may be available from time to time to Bank or Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentages.

               Subsidiary - any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

               Tax - in relation to any LIBOR Revolving Credit Portion or LIBOR CapEx Portion and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding, or charges of whatever nature required by any Legal Requirement to be (a) paid by Lender and/or (b) withheld or deducted from any payment otherwise required hereby to be made by Borrower to Lender; provided that the term "Tax" shall not include any taxes imposed upon the net income of Lender by the United States of America, or any political subdivision thereof.

               Total Credit Facility - Twenty Million Dollars ($20,000,000).

               Total Liabilities - at any date means all amounts properly classified as liabilities of Borrower on a balance sheet at such date in accordance with GAAP.

               Total Senior Debt - means (i) Indebtedness arising from the lending of money by any Person to Borrower; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrower, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; and (iii) Indebtedness that constitutes a Capitalized Lease Obligation.


                                                                             12.

               Total Senior Debt Coverage Ratio - with respect to any period, the ratio of (i) Total Senior Debt as of the last day of such period, to (ii) EBITDA for such period, all as determined in accordance with GAAP.

               Trademark Security Agreement - that certain trademark security agreement between Borrower and Lender, in form and substance satisfactory to Lender.

               Voting Stock - Securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

               Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the Code to the extent the same are used or defined therein.

               Certain Matters of Construction. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, subsection, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof. All references to "the knowledge of Borrower" or "Borrower has knowledge" shall mean the actual conscious awareness of senior officers of Borrower after having made a reasonable inquiry.




                                                                             13.

                                LIST OF EXHIBITS
                                ----------------


Exhibit 1.2.1  CapEx Note
Exhibit 6.1.1  Borrower's Business Locations
Exhibit 7.1.1  Jurisdictions in which Borrower is Authorized to do Business
Exhibit 7.1.4  Capital Structure of Borrower
Exhibit 7.1.5  Corporate Names
Exhibit 7.1.13 Surety Obligations
Exhibit 7.1.16 Patents, Trademarks, Copyrights and Licenses
Exhibit 7.1.19 Contracts Restricting Borrower's Right to Incur Debts
Exhibit 7.1.20 Litigation
Exhibit 7.1.22(A) Capitalized Leases
Exhibit 7.1.22(B) Operating Leases
Exhibit 7.1.23 Pension Plans
Exhibit 7.1.25 Labor Contracts
Exhibit 8.1.3  Compliance Certificate
Exhibit 8.2.5  Permitted Liens
Exhibit 9.22   Closing Date Projections



                                                                             14.